Exhibit 99.1

Broadridge Appoints Maura Markus to its Board of Directors

LAKE SUCCESS, N.Y., March 4, 2013 — Broadridge Financial Solutions, Inc. (NYSE:BR) is pleased to announce the appointment of Maura Markus as an independent member of its Board of Directors. Following the appointment, Broadridge’s Board consists of nine members, eight of whom are independent including the independent Chairman.

Ms. Markus is currently the President and Chief Operating Officer of Bank of the West, a position she has held since March 2010. She is responsible for the Bank’s Retail Banking, Small Business Banking and Wealth Management businesses, as well as strategic, enterprise-wide programs such as digital delivery, marketing and brand development. In addition, she is a member of the Board of Directors of Bank of the West and BancWest Corporation. Prior to joining Bank of the West, Ms. Markus was a 22-year veteran of Citigroup, most recently serving as Head of International Retail Banking in Citi’s Global Consumer Group. During her career at Citi, Ms. Markus held a number of additional domestic and international management positions including Sales and Marketing Director for Citibank Europe, President of Citibank Greece, and President of Citibank’s U.S. Retail Banking Business. She is also a member of the Board of Directors of Catholic Charities CYO in San Francisco, and a member of the Financial Services Roundtable.

“We are pleased to welcome Maura Markus to the Broadridge Board of Directors,” said Leslie A. Brun, Chairman of the Board. “We believe Maura’s financial services industry knowledge and her deep management experience make her a great addition to the Broadridge Board.”

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About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and operations outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $4.5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,200 full-time associates in 13 countries. For more information about Broadridge please visit www.broadridge.com.

Contact Information

David Ng

Broadridge Financial Solutions, Inc.

Senior Director, Investor Relations

(516) 472-5491